DESCRIPTION OF PRINCIPAL LIFE INSURANCE COMPANY'S ISSUANCE,
        TRANSFER AND REDEMPTION PROCEDURES FOR POLICIES PURSUANT TO RULE
          6e-3(T)(b)(12)(iii) UNDER THE INVESTMENT COMPANY ACT OF 1940

This document sets forth the information called for under Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 (1940 Act). Rule 6e-3(T)(b)(12)(iii) provides exemptions from sections 22(c), 22(d), 22(e) and 27(c)(1) of the 1940 Act, and Rule 22c-1 thereunder, for issuance (including face amount increase), transfer and redemption procedures under Executive Variable Universal Life (the Policy). To qualify for the exemptions, procedures must be reasonable, fair and not discriminatory (i) to the interests of the affected policyowners and (ii) for all other holders of policies of the same class or series funded by the Separate Account, and (iii) the procedures must be disclosed in the registration statement filed by the Separate Account.

Principal Life Insurance Company believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii), as described below.

1.   Purchases and Related Transactions

     Set out below is a summary of the major contract provisions and administrative procedures relating to purchase transactions. Because of the insurance nature of the Policy, the purchase procedures differ in certain significant respects from the purchase procedures for mutual funds and variable annuity contracts.

     (a) Application and Policy

         To purchase a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy. The Company generally will not issue policies to persons over age 75 for regularly underwritten Policies. Applicants must furnish satisfactory evidence of insurability. Acceptance is subject to the Company's insurance underwriting guidelines and suitability rules and procedures. The Company reserves the right to reject any application or related premium if, in its view, its insurance underwriting guidelines and suitability rules and procedures are not satisfied.

         The minimum total face amount for issue of a Policy is $100,000. The Company reserves the right to revise its rules from time to time to specify either a higher or lower minimum total face amount.

         The "Policy Date" is determined for each Policy issued. Policy years and anniversaries will be determined from the Policy Date regardless of when a Policy is delivered. Each Policy also has an Effective Date. The Policy Date and the Effective Date will be the same unless (i) a backdated Policy Date is requested or (ii) the Policy is applied for on a cash on delivery basis (the effective date is the date on which at least one monthly policy charge is received). The Company does not date Policies on the 29th, 30th or 31st day of any month of the year. Policies that would otherwise be dated on these days will be dated on the 28th of the same month. The Policy Date is shown on the data pages for the Policy.

         Upon specific written request of the applicant in the application and subject to the Company's approval, a Policy may be issued with a backdated Policy Date. The Policy Date may not be more than six months prior to the date of the application or such shorter backdating period as required by state law. Payment of at least the Monthly Policy Charge is required for the period the Policy is backdated.

         If a payment of at least the amount of premium shown on the policy illustration provided to the applicant is submitted with the completed application, then the selling agent or broker may deliver a conditional receipt to the applicant acknowledging receipt of the initial payment and describing any interim insurance coverage and conditions. No insurance is in effect under a Policy until the Policy is physically delivered to the applicant and applicant has accepted the Policy. If the proposed insured dies before actual physical delivery to and acceptance of a Policy by the applicant, no insurance coverage exists under the Policy; insurance coverage, if any, will be provided solely under the terms of the conditional receipt, if any, given to the applicant.

         If the Company rejects an application or a policyowner chooses to cancel the Policy during the free-look period, the Company will refund all or a portion of amounts paid under the application or Policy. The postmark dates on the envelopes delivering the Policy and the written request for cancellation determine whether a Policy has been cancelled within the designated free-look period. Refunds will ordinarily be made within five business days after the Company receives a Policy returned under the free- look provisions. If the Policy is issued in a state that requires return of premium and the policyowner does not exercise the free-look privilege, the Policy Value will reflect investment performance from the later of the effective date or the Policy Date. For Policies issued in states that do not require refund of premiums paid, the Company will return policy value upon exercise of the free-look privilege. If the Policy is issued in a states that does not require refund of premiums paid and the policyowner does not exercise the free-look privilege, the Policy Value will reflect investment performance from the later of the Policy Date or the date we receive the premium.

      (b)Payment of Premiums

         Premiums must be paid to the Company at its service office. There is no fixed schedule of premium payments on a Policy either as to the amount or timing of the payments. A Policy will remain in force as long as the Policy Value, less any outstanding loans and unpaid loan interest, is sufficient to pay the Monthly Policy Charges (defined in section (d) below) on the Policy.

         A policyowner may select a planned periodic premium schedule, within the limits set forth below, to fit the policyowner's insurance needs and financial abilities. Planned Periodic Premium schedules may provide for annual, semiannual, quarterly or monthly payments. The Company will send premium reminder notices in accordance with planned periodic premium schedules to policyowners who are on annual, semi-annual or quarterly premium payment schedules. Policyowners may also make unscheduled premium payments to the Company at its service office.

          (i) Initial Premiums

              To apply for a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy.

         (ii) Maximum Premiums

              We will refund premiums paid that would disqualify the Policy as "life insurance" under Internal Revenue Code Section 7702, as amended. Unless the policyowner directs otherwise, we will refund any premiums that would make the Policy a modified endowment contract as defined in Internal Revenue Code Section 7702A, as amended.

         (iii)    Evidence of Insurability

              If any premium payment would increase a Policy death benefit by more than it increases the Policy Value, the Company reserves the right to refund the premium payment. If the premium payment is not refunded, the Company may require satisfactory evidence of insurability under the Company's then current underwriting guidelines before accepting any such premium.

      (c) Allocation of Premiums

         The first premium is due on the Policy Date. If the Policy is issued in a state that requires that the premium be refunded if the Policy is returned during the free-look period, this initial premium, net of deductions for the premium expense charge (the charge for any sales charge, state and local premium taxes and federal taxes), is allocated to the Money Market Division of the Separate Account on the later of the Policy Date or the effective date. If additional premium payments are received during the free-look period, the premium payments less premium expense charge, will be allocated to the Money Market Division at the end of the Valuation Period during which such premiums are received. On the business day following the close of the free-look period, Policy Value held in the Money Market Division is automatically transferred to the Divisions of the Separate Account, in accordance with the policyowner's direction for allocation of premium payments.

         If the Policy is issued in a state that does not require that premiums be refunded if the Policy is returned during the free-look period, the initial net premium is allocated to the Divisions of the Separate Account on the later of the Policy date or the date we receive the premium, in accordance with the policyowner's direction for allocation of premium payments.

         The sum of the allocation percentages for the Divisions must equal 100. The policyowner may change the allocation upon delivery to the service office of written notice or other notice approved by the Company in advance. No fee or penalty is charged for changes of allocation. New allocation percentages will be effective as of the end of the Valuation Period in which the Company receives the policyowner's request in proper form.

      (d) Monthly Policy Charges

         The Company deducts a Monthly Policy Charge from the Policy Value. The Monthly Policy Charge is equal to the cost of insurance plus the cost of additional benefits provided by riders, if any, plus the current asset based charge in effect on the Monthly Date (the day of the month which is the same as the day of the Policy Date ). The cost of insurance charge, which is calculated on each Monthly Date, is based on age at issue and adjustment, duration since issue and adjustment, smoking status and risk classification of the insured. The monthly cost of insurance may also be based on gender of the insured except for policies issued in states that require unisex pricing or in connection with employment insurance and benefit plans not based on the gender of the insured. Current monthly cost of insurance rates are determined by the Company based on its expectations as to future investment earnings, expenses, mortality and persistency experience. Cost of insurance rates will never be greater than the maximum charge based on the 1980 Smoker and Nonsmoker Commissioners Standard Ordinary Mortality Tables, age nearest birthday. The cost of insurance rate for an underwritten face amount increase is based on the same factors described in this paragraph.

      (e) Change in Face Amount

         A policyowner may make a written request to increase the face amount of a Policy at any time, so long as premiums are not being waived under a rider. A policyowner may make a written request to decrease the face amount at any time on or after the first Policy anniversary so long as the premiums are not being waived under a rider. Any written request for adjustment of face amount is subject to these additional conditions:

         (i) Any request for an increase in face amount must be applied for by an adjustment application, signed by the policyowner and the insured, and shall be subject to evidence of insurability satisfactory to the Company under its underwriting guidelines then in effect. The minimum increase in face amount is $10,000. The age of the insured must be 75 or less at the time of the request.

         (ii) A request for a decrease in face amount must be applied for by an adjustment application, signed by the policyowner, and may not reduce the face amount of the Policy below $100,000.

         (iii)Any increase in face amount will be in a risk classification the Company determines.

         (iv) Any adjustment approved by the Company will become effective on the Monthly Date that coincides with or next follows the Company's approval of the request.

         If a payment in an amount equal to or greater than the conditional receipt premium deposit is submitted with the adjustment application, then a conditional receipt is given to the policyowner reflecting receipt of the payment and outlining any interim insurance coverage provided by the conditional receipt. The payment submitted with the adjustment application will be considered a premium payment for the Policy and will be allocated as set out in paragraph (c) above.

      (f)Exchange Right

         During the first 24 months following any Effective Date on a Policy, the policyowner may exercise the exchange right provided that the Policy is not in a grace period. Exercise of the exchange right means the policyowner makes an irrevocable, one-time election to transfer all value from the Policy to a new life insurance policy on the life of the insured that is made available by the Company for this purpose. The new policy will not be a term insurance policy or a variable life insurance policy. Evidence of insurability will not be required. The policy value immediately after the exchange will be the same as immediately before the exchange. Benefit riders included as a part of the Policy may be exchanged, without evidence of insurability, for similar benefit riders on the new policy.

      (g)Reinstatement

         If the Policy lapses, the policyowner may reinstate the Policy subject to certain conditions.

         If the Policy terminates due to expiration of the grace period but has not been surrendered, the policyowner may apply for reinstatement any time within three years of termination. Conditions for reinstatement are:

         (i)  Reinstatement is prior to the maturity date;

         (ii) Not more than three years have elapsed since the Policy terminated (unless a longer period is required by state law);

         (iii)The insured is alive;

         (iv) Company receives satisfactory proof of insurability based upon the Company's then current insurance underwriting guidelines;

         (v) Payment or reinstatement of any policy loans and unpaid loan interest existing at termination;

         (vi) Payment of a minimum required payment of (a) plus ((b) divided by (c)) where:

              (a) is the amount by which the net policy value is less than zero before deducting the Monthly Policy Charge on the monthly date preceding the grace period:

              (b)   is three  Monthly  Policy  Charges;  and

              (c)   is 1 minus the maximum premium expense charge.

              We do not require payment of monthly policy charges during the period the Policy was terminated. Reinstatement is effective on the next monthly date following the Company's approval of the reinstatement application. Premiums received with the reinstatement application, if any, are held in the Company's general account without interest until the reinstatement date. If the reinstatement is approved, on the reinstatement date, they are allocated to the division(s) selected by the policyowner. The premium allocation percentages in effect at the time of termination of the Policy will be used unless the policyowner provides new allocation instructions. The reinstated Policy has the same policy date as the original Policy.

      (h)Repayment of Loan and Loan Interest

         A policy loan may be repaid in whole or in part at any time while the Policy is in force. Loan repayments will be applied at the end of the Valuation Date that payment is received in the home office. If the policyowner does not designate a payment as a premium payment, or if the Company cannot identify it as a premium payment, the Company will apply payments received as loan repayments if a loan is outstanding. When a loan repayment is made, Policy Value equal to the loan repayment will be allocated among the Divisions of the Separate Account in the proportion currently designated by policyowner for allocation of premium payments. Unless the Company is instructed otherwise, the balance of a payment not needed to repay a loan, less the Premium Expense Charge, will be applied to the Divisions of the Separate Account according to the premium allocation then in effect.

      (i)Misstatements of Age or Gender

         If the age or gender of the insured has been misstated in an application, the death benefit under the Policy will be the Policy Value plus the amount that would be purchased by the most recent mortality charge at the correct age and gender, if applicable.

2.    Redemptions and Related Transactions

      Set out below is a summary of the major contract provisions and administrative procedures relating to redemption transactions. Because of the insurance nature of the contract, the procedures differ in certain significant respects from procedures for mutual funds and annuity contract plans.

      (a)Surrenders

         So long as the Policy is in effect, a policyowner may elect to surrender the Policy and receive its net policy value. The net policy value is determined by the Company as of the date it receives the policyowner's written surrender request.

         After the first Policy Year and so long as a Policy is in effect, policyowner may request a partial surrender from the net policy value. The minimum partial surrender is $500; the maximum partial surrender amount in a Policy Year is 90 percent of the net policy value . A partial surrender will be processed effective the date written request is received in the service office of the Company.

         The Policy Value is reduced by the amount of the partial surrender plus any transaction fee(s).

         If the Option 1 death benefit is in effect at the time of a partial surrender and the death proceeds equal the total face amount, then the total face amount is reduced by the amount of the partial surrender that is not deemed to be a preferred partial surrender. (The maximum preferred partial surrender is equal to (a plus b) not to exceed (c) where:(a) is the amount of the surrender (including any transaction fee);(b) is the amount of any preferred partial surrenders in the same policy year; and(c) is 5% of the net policy value at the end of the prior policy year (not to exceed $100,000 in any policy year and not to exceed $250,000 over the life of the Policy)).

         If Death Benefit Option 2 is in effect, there is no reduction in the total face amount upon partial surrender.

         If Death Benefit Option 3 is in effect and the death proceeds equal the total face amount, the total face amount is reduced by the greater of (a) or (b) where (a) is the amount by which the total partial surrenders exceed total premiums paid (Face amount reduction will be less if the face amount has already been reduced due to a prior partial surrender); and (b) is zero.

         Any reduction of Total Face Amount will be made on a last in, first out basis. The resulting Policy Face Amount must be not less than the greater of $100,000 or the minimum Policy Face Amount shown on the current Data Pages. Proceeds will ordinarily be paid within five business days from the date of receipt of a written request at the Company's service office.

         A policyowner may designate the amount of the partial surrender to be withdrawn from each of the Divisions. If no designation is made, the amount of the partial surrender and the transaction fee, if any, will be withdrawn in the same proportion as allocation instruction in effect for the Monthly Policy Charge.

      (b)Benefit Claims

         (i)  Death Proceeds

              The Company will pay death proceeds to the named beneficiary(ies) after it receives notice and proof that the insured died before the maturity date shown on the current Data Pages. The amount of death proceeds is

              (A) death benefit under a death benefit option described below plus

              (B) proceeds from any benefit rider to the Policy, minus

              (C) any policy loan or unpaid loan interest and overdue Monthly
                  Policy Charge.

              Death benefit proceeds are determined as of the insured's date of death, or on the next following Valuation Date if the date of death is not a Valuation Date. Benefit claims will ordinarily be paid within five business days after all necessary claim requirements are satisfied.

              The Company will pay interest from the date of the insured's death to the date of payment or application under a benefit option at a rate determined by the Company, but not less than required by state law. The Company offers beneficiaries and policyowners a wide variety of settlement options.

         (ii) Death Benefit Options

              The Policy provides three death benefit options the policyowner designates the death benefit option in the application.

              (A) Death Benefit Option 1: The death benefit is the greater of the Policy's Total Face Amount or the Surrender Value on the date of death multiplied by the applicable percentage as determined by the then effective tax percentage table as shown in the Policy.

              (B) Death Benefit Option 2: Death benefit is the greater of the Policy's Total Face Amount plus its Policy Value on the date of death, or the amount of the Surrender Value on date of death multiplied by the applicable percentage in the tax table as shown in the Policy.

              (C) Death Benefit Option 3: The death benefit equals the
                  greater of (1) the Total Face Amount plus the greater of (a) premiums paid less partial surrenders or (b) zero, or (2) the amount found by multiplying the surrender Value by the applicable percentages.

         (iii)The amount of the benefit payable at maturity is the Policy Value less any policy loans and unpaid loan interest on the maturity date. This benefit will only be paid if the insured is living on the Policy maturity date. The Policy will mature on the Policy anniversary following the birthday on which the insured reaches age 100.

      (c)Policy Loans

         As long as the Policy remains in force and the Policy has net policy value, a policyowner may borrow money from the Company using the Policy as the only security for the loan. The maximum amount that may be borrowed is 90 percent of the net policy value of the Policy as of the date a loan request is processed at the Company's home office. The minimum loan amount is $500.

         Proceeds of policy loans ordinarily will be disbursed within five business days from the date of written request for a loan at the Company's home office.

         When a policy loan is taken, a portion of the Policy Value equal to the amount of the loan will be transferred to the Loan Account from the Divisions in the proportions requested by the policyowner. The Loan Account is that part of the Policy Value that reflects the value transferred to the General Account from the Separate Account as collateral for a Policy Loan. A Policy's Loan Account is part of the Company's General Account. If no request for allocation of the loaned amount is made by the policyowner, the loan amount will be withdrawn from the Divisions in the same proportion as the allocation used for the most recent Monthly Policy Charge.

         Any loan interest that is due and unpaid will be transferred in the same manner as described above for policy loans. The Loan Account will earn interest at four (4) percent per year. On each Policy Anniversary, if there has been a loan repayment, this credited interest is transferred from the Loan Account to the Divisions of the Separate Account in the proportion currently designated by a policyowner for the allocation of premium payments.

         Loan Interest Charges

         The Company will charge interest on any unpaid policy loan. Interest accrues daily at an effective annual interest rate of 5.0 percent during the first 10 Policy Years and 4.3 percent thereafter. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the rate then in effect on the Policy. Adding unpaid interest charges to loan principal will cause additional amounts to be redeemed from the Divisions in the same manner as described above for loans.

         Repayment of Loans

         Policy loans may be repaid in part or in full as long as the Policy is in force. Upon repayment, the Policy Value securing the repaid portion of the loan in the Loan Account will be transferred to the Divisions of the Separate Account, applying the same percentages currently in effect for the allocation of premium payments.

         Any unpaid policy loans and loan interest charges are subtracted from death or maturity proceeds. Any payment sent to the service office without directions as to application will be applied first to repay any outstanding policy loans.

      (d)Policy Termination and Grace Period

         (i)  Grace Period

              The 61-day grace period begins when the Company mails a notice of impending Policy termination to the policyowner at his or her last known post office address.

              If sufficient payment per the notice is not made by the end of the grace period, the Policy terminates as of the end of the grace period.

              If the Insured dies during a grace period, the Company will pay the death proceeds minus all Monthly Policy Charges due and unpaid at the insured's death and any outstanding policy loans and unpaid loan interest to the beneficiary(ies).

         (ii) Termination

              All Policy privileges and rights of the owner under this Policy end:

              1. When the Policy is surrendered in full;

              2. When the death proceeds are paid;

              3. When the maturity proceeds are paid; or

              4. When the grace period ends as described in the Grace Period provision. In this case, the privileges and rights of the owner terminate as of the end of the grace period.

      (e)Suicide

         The Policy's death proceeds will not be paid if the insured dies by suicide, while sane or insane, within two years from the Policy Date (or two years from the date of any increase in face amount with respect to that increase). In the event of suicide within the two-year period, the only liability of the Company will be a refund of premiums paid, without interest, less any policy loans, and any partial surrenders. This amount will be paid to the beneficiary(ies).

      (f)Payments; Deferment

         The Company usually pays total or partial surrenders, policy loans, maturity proceeds or executes a transfer to or from a Division within five Valuation Days after it receives notice. The Company will pay death benefits within five Valuation Days after it receives proof at its service office of the insured's death and its completed death claim forms.

         The Company may not be able to determine the value of the Divisions of its Separate Account if:

         (i) The New York Stock Exchange is closed on other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

         (ii) The Securities and Exchange Commission by order permits postponement for the protection of policyowners; or

         (iii)The Securities and Exchange Commission requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Separate Account assets.

         If any of the three above events occur, the Company has the right to defer:

         1. Determination and payment of any surrenders, maturity or death proceeds;

         2. Payment of any Policy Loans;

         3. Determination of the Unit Values of the Divisions;

         4. Any requested transfers between the Divisions; and

         5. Application of death proceeds or surrender proceeds under a Death Benefit option.

         In the event of such deferment, the amount of the transaction will be determined the first Valuation Date following expiration of the permitted deferment. Unless canceled by written instruction from the policyowner, the transaction will be made within five Valuation Days thereafter.

3.    Transfers

      (a)Transfers Allowed

         A policyowner may transfer amounts between the Divisions as provided below. To request a transfer, Notice must be given to the service office. If the Notice is received prior to the close of the New York Stock Exchange, the transfer is made a value is determined as of that day. Requests received after the close of the New York Stock Exchange will be processed and values determined as of the next Valuation Day. The Company reserves the right not to accept transfer requests from someone requesting them for multiple contracts for which they are not the owner and to modify or revoke transfer privileges.

      (b)Transfers from Divisions

         Transfers may be made from a Division to another Division by making either a scheduled or unscheduled Division transfer, subject to the following conditions.

         UNSCHEDULED DIVISION TRANSFERS - Unscheduled transfers may be made from a Division provided the policyowner specifies the dollar amount or percentage to transfer from each Division, and the amount of the transfer must equal or exceed the lesser of the value of the Division or the minimum scheduled transfer amount shown on the current Data Pages.

         SCHEDULED DIVISION TRANSFERS - (Dollar Cost Averaging) - Scheduled transfers from a Division are permitted as follows:

         1. Transfers will begin on the date specified, other than the 29th, 30th or 31st.

         2. The policyowner must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).

         3. The policyowner must specify the dollar amount or percentage to transfer from each Division and that amount must equal or exceed the lesser of the value of those Divisions or the minimum scheduled transfer amount shown on the current Data Pages.

         4. The value of each Division from which transfers are made must equal or exceed the minimum Division value for scheduled transfers shown on the current Data Pages.

         5. The transfers will continue until the value in the Division(s) is zero or the Company receives Notice to stop making the transfers.

         6. The Company reserves the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

      (c)Automatic Portfolio Rebalancing

         Automatic portfolio rebalancing (APR) permits maintenance of a specific percentage of Policy Value in the Divisions.

         APR transfers:

         1. Do not begin until the expiration of the free-look period.

         2. may be done on the frequency specified by the policyowner (monthly, quarterly, semiannual or annual) on a calendar year or policy year basis

         3. Do not begin until the Company receives Notice from the policyowner.

              Transfers are not effective until the end of the Valuation Period during which the Company receives Notice. APR is not available if the policyowner has scheduled transfers from the same divisions.

         4.   Service Available by Telephone

              If the policyowner elects telephone privileges, instructions may be given to the service office us via the telephone: for change in allocations of future premium payments; change in allocation of the Monthly Policy Charge; change to APR instructions; change to DCA instructions; unscheduled division transfers; and request for a policy loan (of $100,000 or less).

         5. Right to Exchange Policy and Adjustment Computation Required by Rule 6e-3(T)(b)(13)(v)(B)

              During the first 24 Policy Months following any Effective Date on a Policy the policyowner may exchange the Policy for fixed benefit individual life insurance policy (other than term insurance) currently made available by the Company for this purpose. Such request must be postmarked or delivered to the home office of the Company before the expiration of 24 months after the Effective Date.

              The new policy will provide for either the same death benefit or the same amount at risk as the Policy did at the time of conversion, at the option of the policyowner. Premiums for the new policy will be based on the same gender, issue age, duration since issue, smoking status and risk classification of the insured under the Policy. An equitable adjustment in the new policy's payments and cash or accumulated values will be made to reflect variances, if any, in the payments and accumulated values under the Policy and the new conversion policy. Minimum benefits of the new policy will be fixed and guaranteed and the new policy will not participate in the experience of the Separate Account. Policy values will be determined as of the date written request for exchange is received at the Company's home office. Evidence of insurability will not be required. No charge will be imposed on transfers resulting from the exercise of this exchange privilege; however, any unpaid policy loans and loan interest must be repaid prior to the exchange or transferred to the new conversion policy. The exchange will be effective upon proper receipt by the Company of the written request and return of the Policy. The new conversion policy will have the same policy date as the Policy. The exchange will be subject to any applicable tax consequences related to such an exchange.

         6.   Statement of Value

              Each year a statement will be sent to the policyowner that shows the following:

              1) the current death benefit;

              2) the current Policy Value and net policy value;

              3) all premiums paid since the last statement;

              4) all charges since the last statement;

              5) any Policy loans and loan interest;

              6) the number of units and unit value;

              7) total value of each of the divisions;

              8) designated beneficiaries; and

              9) all riders included in the Policy

              10) any partial surrenders since the last statement;

              The Company will also send the policyowner the reports required by the Investment Company Act of 1940.